Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-112359



                                  NESTOR, INC.

               Prospectus Supplement No. 4 dated November 16, 2004

                     to the Prospectus dated April 21, 2004

On November 15, 2004, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The attached information supplements and supersedes, in part, the information in the prospectus.

In addition, there were several corporate developments in August and October of 2004 that are described in the prospectus supplement. See "Recent Developments."

This prospectus supplement no. 4 should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement no. 4. The prospectus is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and by Amendment Number 1 on Form 10-K/A to that Report.

                       ----------------------------------
                       ----------------------------------

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 18 of this prospectus supplement for a discussion of the risks associated with our business.

                       ----------------------------------
                       ----------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

                               RECENT DEVELOPMENTS

     DISTRIBUTION AGREEMENT

     On August 17, 2004, our subsidiary, Nestor Traffic entered into an exclusive distributorship agreement with Vitronic Machine Vision Ltd., the US affiliate of Vitronic GmbH, a German corporation which provides solutions for factory and industrial automation, quality inspection, logistics and traffic management systems. Under the terms of the agreement, we will have exclusive rights to market and sell Vitronic's Poliscan(C) speed mobile and Poliscan speed products throughout the United States, Canada, and Mexico for an initial term of five years, subject to our meeting minimum annual sales goals.

     EXECUTIVE EMPLOYMENT AGREEMENTS

     On October 13, 2004, we entered into an employment  agreement  with William
B. Danzell. Mr. Danzell is the Chairman of our Board and our President and Chief Executive Officer. Mr. Danzell is also the Managing Director of Silver Star Partners I, LLC, which beneficially owns approximately 53% of our issued and outstanding common stock.

     The employment agreement provides that Mr. Danzell will be paid a base salary of not less than $250,000 per year and annual performance-based bonuses to be determined by our Compensation Committee. Mr. Danzell will also be paid $75,000 for services performed without compensation when he was first elected chief executive officer and president.

     The term of the employment agreement is through December 31, 2007 and automatically renews for an additional two year period unless we elect not to renew the agreement. The employment agreement may be terminated by either party on 30 days' notice. If we terminate Mr. Danzell's employment without cause or Mr. Danzell resigns for good reason, each as defined in the agreement, then, subject to certain conditions, we are obligated to pay Mr. Danzell severance equal to his base salary and bonus (based on then current year to date performance) for the remainder of the employment term and for the purposes of his options (described below), Mr. Danzell will be deemed to have been employed through the end of the employment period, except with respect to 100,000 of the options vesting on December 31, 2005 and 100,000 of the options vesting on December 31, 2006.

     Pursuant to the employment agreement, on October 13, 2004, we granted, under the terms of our 2004 Stock Incentive Plan, two options to purchase 500,000 shares of our common stock, $.01 par value per share, to Mr. Danzell at an option exercise price of $4.95 per share. The first option becomes exercisable for 100,000 of the shares subject to the option on December 31, 2004, for 200,000 such shares on December 31, 2005 and for 200,000 such shares on December 31, 2006 and expires on October 13, 2012. The second option becomes exercisable on the earlier of (a) October 13, 2012 or (b) with respect to 100,000 shares, the first date on which share price (as defined in the agreement) equals or exceeds 117.5% of share price on October 13, 2004 ($5.87), with respect to 200,000 shares, the first date on which share price equals or exceeds 138.0625% of share price on October 13, 2004 ($6.87) and with respect to 200,000 shares, the first date on which share price equals or exceeds 162.2234375% of share price on October 13, 2004 ($8.10) and expires on October 12, 2014. The options are incentive stock option to the extent permitted under the Internal Revenue Code of 1986, as amended, with any amount in excess of permitted levels under the Code to be treated as a non-statutory stock option to the extent of such excess. The vesting of all of the options granted to Mr. Danzell accelerate if, following a change in control, we terminate Mr. Danzell's employment without cause or Mr. Danzell resigns for good reason.

     On October 13, 2004, we entered into an employment agreement with Nigel P. Hebborn. Mr. Hebborn is our Chief Operating Officer. The employment agreement provides that Mr. Hebborn will be paid a base salary of not less than $200,000 per year and annual performance-based bonuses to be determined by our Compensation Committee.

     The term of the employment agreement is through December 31, 2007 and automatically renews for an additional two year period unless we elect not to renew the agreement. The employment agreement may be terminated by either party on 30 days' notice. If we terminate Mr. Hebborn's employment without cause or Mr. Hebborn resigns for good reason, each as defined in the agreement, then, subject to certain conditions, we are obligated to pay Mr. Hebborn severance equal to his base salary and bonus (based on then current year to date performance) for twelve months following such termination and for the purposes of his options (described below), Mr. Hebborn will be deemed to have been employed until the date one year after the date of his termination.

Pursuant to the employment agreement, on October 13, 2004, we granted, under the terms of our 2004 Stock Incentive Plan, two options to purchase 300,000 shares of our common stock, $.01 par value per share, to Mr. Hebborn at an option exercise price of $4.95 per share. The first option becomes exercisable for 60,000 of the shares subject to the option on December 31, 2004, for 120,000 such shares on December 31, 2005 and for 120,000 such shares on December 31, 2006 and expires on October 13, 2012. The second option becomes exercisable on the earlier of (a) October 13, 2012 or (b) with respect to 60,000 shares, the first date on which share price (as defined in the agreement) equals or exceeds 117.5% of share price on October 13, 2004 ($5.87), with respect to 120,000 shares, the first date on which share price equals or exceeds 138.0625% of share price on October 13, 2004 ($6.87) and with respect to 120,000 shares, the first date on which share price equals or exceeds 162.2234375% of share price on October 13, 2004 ($8.10) and expires on October 12, 2014. The options are incentive stock option to the extent permitted under the Internal Revenue Code of 1986, as amended, with any amount in excess of permitted levels under the Code to be treated as a non-statutory stock option to the extent of such excess. The vesting of all of the options granted to Mr. Hebborn accelerate if, following a change in control, we terminate Mr. Hebborn's employment without cause or Mr. Hebborn resigns for good reason.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 10Q


              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the Quarterly Period Ended September 30, 2004

              [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
                           OF THE SECURITIES EXCHANGE ACT OF 1934

              For the transition period from __________ to __________

                         Commission file Number 0-12965


                                  NESTOR, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                  13-3163744
     -------------------------------          -------------------------------
         (State of incorporation)                     (I.R.S. Employer
                                                     Identification No.)


400 Massasoit Avenue; Suite 200; East Providence, RI             02914
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


                                  401-434-5522
                                  ------------
              (Registrant's Telephone Number, Including Area Code)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period than the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                        Yes   X         No
                           ------          ------


    Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.)

                        Yes             No    X
                           ------          ------



            Common stock, par value .01 per share: 18,673,498 shares
                       outstanding as of November 9, 2004

                                  NESTOR, INC.

                                    FORM 10 Q
                               September 30, 2004

                                      INDEX
--------------------------------------------------------------------------------
                                                                          Page
                                                                         Number
                                                                         ------
PART 1  FINANCIAL INFORMATION

Item 1  Financial Statements:

        Condensed Consolidated Balance Sheets
        -------------------------------------
        September 30, 2004 (Unaudited) and December 31, 2003               3


        Condensed Consolidated Statements of Operations (Unaudited)
        -----------------------------------------------------------
        Quarters and nine months ended September 30, 2004 and 2003         4


        Condensed Consolidated  Statements of Cash Flows (Unaudited)
        -----------------------------------------------------------
        Nine months ended September 30, 2004 and 2003                      5


        Notes to Condensed Consolidated Financial Statements               6
        ----------------------------------------------------


Item 2  Management's Discussion and Analysis of
        Results of Operations and Financial Condition                     10

Item 3  Quantitative and Qualitative Disclosure of Market Risk            14

Item 4  Controls and Procedures                                           15


PART 2  OTHER INFORMATION                                                 16




                                                        NESTOR, INC.
                                            Condensed Consolidated Balance Sheets
                                            -------------------------------------

                                                                     SEPTEMBER  30, 2004       DECEMBER 31, 2003
                                                                         (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                            $   1,702,862             $   5,410,123
    Marketable equity securities                                             1,071,887                       ---
    Accounts receivable, net                                                   800,049                   521,872
    Unbilled contract revenue                                                  209,729                   158,952
    Inventory                                                                  835,140                   442,298
    Other current assets                                                       205,955                    75,791
                                                                         -------------             -------------
      Total current assets                                                   4,825,622                 6,609,036

NONCURRENT ASSETS:
    Capitalized system costs, net of accumulated depreciation                3,911,749                 3,514,908
    Property and equipment, net of accumulated depreciation                    375,563                   385,165
    Goodwill                                                                 5,580,684                 5,580,684
    Patent development costs, net of accumulated amortization                  167,571                   175,216
    Other long term assets                                                      62,541                    34,425
                                                                         -------------             -------------
TOTAL ASSETS                                                             $  14,923,730             $  16,299,434
                                                                         =============             =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Note payable                                                         $     817,500             $     884,750
    Accounts payable                                                           725,257                   468,289
    Accrued employee compensation                                              416,252                   386,652
    Accrued liabilities                                                        860,675                   745,676
    Leases payable                                                              21,648                   662,541
    Deferred income                                                             91,667                    20,000
    Restructuring reserve                                                          ---                   146,897
                                                                         -------------             -------------
      Total current liabilities                                              2,932,999                 3,314,805

NONCURRENT LIABILITIES:
    Long term note payable                                                     427,500                 1,030,000
    Long term deferred income                                                   63,889                       ---
    Long term leases payable                                                    17,159                 2,292,384
                                                                         -------------             -------------
      Total liabilities                                                      3,441,547                 6,637,189
                                                                         -------------             -------------

Commitments and contingencies                                                      ---                       ---

STOCKHOLDERS' EQUITY:
    Preferred stock, $1.00 par value, authorized 10,000,000 shares;
      issued and outstanding:  Series B - 180,000 shares at
      September 30, 2004 and 190,000 at December 31, 2003                      180,000                   190,000
    Common stock, $.01 par value, authorized 30,000,000 shares;
      issued and outstanding: 18,274,380 shares at September 30, 2004
      and 13,997,238 shares at December 31, 2003                               182,744                   139,972
    Warrants                                                                   160,015                 1,377,251
    Additional paid-in capital                                              61,084,635                49,230,803
    Stock pending issuance                                                         ---                 6,335,877
    Accumulated deficit                                                    (50,125,211)              (47,611,658)
                                                                         --------------            --------------
      Total stockholders' equity                                            11,482,183                 9,662,245

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $  14,923,730             $  16,299,434

The Unaudited Notes to the Condensed Consolidated Financial Statements are an integral part of this statement.


                                                        NESTOR, INC.
                                       Condensed Consolidated Statements of Operations
                                       -----------------------------------------------
                                                        (Unaudited)


                                                       Quarter Ended Sept.  30,         Nine Months Ended Sept.  30,
                                                     -------------------------------    ----------------------------
                                                           2004             2003            2004              2003
                                                           ----             ----            ----              ----
Revenues:
      Product royalties                              $       6,333     $         ---    $      34,007     $      28,455
      Product sales, lease and service fees              1,826,664           793,004        4,450,293         1,554,809
                                                     -------------     -------------    -------------     -------------
           Total revenues                                1,832,997           793,004        4,484,300         1,583,264
                                                     -------------     -------------    -------------     -------------

Operating expenses:
      Cost of goods sold                                 1,037,375           443,408        2,624,723         1,176,359
      Engineering and operations                           873,259           614,297        2,464,324         1,833,135
      Research and development                              32,513            30,440          125,073            92,108
      Selling and marketing                                190,886            97,908          496,480           267,449
      General and administrative                           606,466           529,275        1,600,248         1,244,969
                                                     -------------     -------------    -------------     -------------
           Total operating expenses                      2,740,499         1,715,328        7,310,848         4,614,020
                                                     -------------     -------------    -------------     -------------

Loss from operations                                      (907,502)         (922,324)      (2,826,548)       (3,030,756)

Gain on debt extinguishment, net                               ---               ---          508,124               ---
Contract termination reserve                                   ---               ---              ---          (125,000)
Other income/(expense) - net                                38,946          (152,208)        (195,129)         (142,721)
                                                     -------------     -------------    -------------     -------------

Net loss                                             $    (868,556)    $  (1,074,532)   $  (2,513,553)    $  (3,298,477)
                                                     =============     =============    =============     =============


Loss per Share:

Loss per share, basic and diluted                    $       (0.05)    $       (0.08)   $       (0.14)    $       (0.26)
                                                     =============     =============    =============     =============

Shares used in computing loss per share:
      Basic and diluted                                 18,208,242        13,961,238       18,091,556        12,623,363
                                                     =============     =============    =============     =============


The Unaudited Notes to the Condensed Consolidated Financial Statements are an integral part of this statement.



                                                         Nestor, Inc.
                                        Condensed Consolidated Statements of Cash Flows
                                        -----------------------------------------------
                                                          (Unaudited)

                                                                            Nine Months Ended September 30,
                                                                     -------------------------------------------
                                                                          2004                        2003
                                                                          ----                        ----
Cash flows from operating activities:
    Net loss                                                         $  (2,513,553)              $  (3,298,477)
     Adjustments to reconcile net loss to net cash
       used by operating activities:
         Depreciation and amortization                                   1,331,748                     604,832
         Loss on disposal of fixed assets                                    5,378                       5,291
         Gain on extinguishment of debt                                   (508,124)                        ---
         Realized loss on marketable equity securities                      96,367                         ---
         Unrealized loss on marketable equity securities                     5,276                         ---
         Dividends reinvested                                              (30,289)                        ---
         Expenses charged to operations relating to options,
          warrants and capital transactions                                 62,115                      93,061
         Increase (decrease) in cash arising from
          changes in assets and liabilities:
           Accounts receivable, net                                       (278,177)                   (371,229)
           Unbilled contract revenue                                       (50,777)                    (64,101)
           Inventory                                                      (400,562)                   (171,706)
           Other assets                                                    (97,280)                   (158,666)
           Accounts payable and accrued expenses                           429,800                    (194,152)
           Deferred income                                                 135,556                      75,000
           Restructuring reserve                                          (146,897)                   (127,418)
                                                                     --------------              --------------

           Net cash used by operating activities                        (1,959,419)                 (3,607,565)
                                                                     --------------              --------------

Cash flows from investing activities:
    Investment in marketable equity securities                          (1,500,000)                        ---
    Liquidation of marketable securities                                   356,759                         ---
    Investment in capitalized systems                                   (1,519,306)                 (1,869,763)
    Purchase of property and equipment                                    (184,061)                    (54,000)
    Patent developments costs                                               (5,633)                    (33,119)
                                                                     --------------              --------------

           Net cash used by investing activities                        (2,852,241)                 (1,956,882)
                                                                     --------------              --------------

Cash flows from financing activities:
    Repayment of obligations under capital leases                       (2,261,581)                    (99,155)
    Proceeds from note payable                                              98,028                   2,000,000
    Repayment of note payable                                             (195,000)                        ---
    Proceeds from issuance of common stock - net                         3,462,952                   4,001,997
                                                                     -------------               -------------

           Net cash provided by financing activities                     1,104,399                   5,902,842
                                                                     -------------               -------------

Net change in cash and cash equivalents                                 (3,707,261)                    338,395

Cash and cash equivalents - beginning of period                          5,410,123                     308,894
                                                                     -------------               -------------

Cash and cash equivalents - end of period                            $   1,702,862               $     647,289
                                                                     =============               =============

Supplemental cash flows information
    Interest paid                                                    $      80,307               $      84,172
                                                                     =============               =============

    Income taxes paid                                                $         ---               $         ---
                                                                     =============               =============



The Unaudited Notes to the Condensed Consolidated Financial Statements are an integral part of this statement.

                                  Nestor, Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)
                               September 30, 2004


Note 1 -       Nature of Operations:
               A. Organization
               Nestor, Inc. (the "Company") was organized on March 21, 1983 in Delaware to develop and succeed to certain patent rights and know-how, which the Company acquired from its predecessor, Nestor Associates, a limited partnership. Two wholly-owned subsidiaries, Nestor Traffic Systems, Inc. ("NTS") and Nestor Interactive, Inc. ("Interactive"), were formed effective January 1, 1997. Effective November 7, 1998, the Company ceased further investment in the Interactive subsidiary. CrossingGuard, Inc., a wholly owned subsidiary of NTS, was formed July 18, 2003. The Company's principal office is located in East Providence, RI.

               The Company's current focus is to offer customers products and services to be utilized in intelligent traffic management applications. Its leading product is its CrossingGuard video-based red light enforcement system and services, sold and distributed exclusively by NTS.

               B. Liquidity and management's plans
               The Company has incurred significant losses to date and at September 30, 2004 has an accumulated deficit. Management believes that the significant financing obtained in 2003 and 2004, the resulting improved liquidity and current contracts with municipalities will enable the Company to continue the development and upgrading of its products and sustain operations through the end of 2004. There can be no assurance, however, that the Company's operations will be sustained or be profitable in the future, or that the Company's product development and marketing efforts will be successful.

Note 2 -       Basis of Presentation:
               The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial results have been included. Operating results for the quarter September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. There were no material unusual charges or credits to operations during the recently completed fiscal quarter.

               The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

               For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Registrant Company and Subsidiaries' annual report on Form 10-K for the year ended December 31, 2003.

               Deferred income at December 31, 2003, and certain operating expenses reported at September 30, 2003 have been reclassified to conform to the 2004 presentation. The reclassifications had no effect on results of operations.

               Marketable equity securities - The Company's marketable equity securities consist of investments in closed-end insured municipal and international bond funds. The securities are classified as "trading securities" and accordingly are reported at fair value with unrealized gains and losses included in other income (expense).

               Deferred income - Certain customer contracts allow the Company to bill and/or collect payment prior to the performance of services, resulting in deferred revenue.

               Loss per share - Loss per share is computed using the weighted average number of shares of stock outstanding during the period. Diluted per share computations are not presented since the effect would be antidilutive.

               Stock-based compensation - The Company measures compensation expense relative to employee stock-based compensation plans using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company applies the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS) No. 123, "Accounting for Stock-based Compensation" and SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure".



Note 3 -       Master Lease Agreement:
               The State of Delaware Department of Transportation (DelDOT) executed a Master Lease Agreement with NTS in February 2004 whereby lease financing for equipment installed under this CrossingGuard contract would be financed under lease terms offered by GE Capital Public Finance, Inc. ("GE"). Under this sales-type lease agreement, NTS received $240,000 on April 27, 2004 and another $240,000 on September 17, 2004, from GE on behalf of DelDOT pursuant to its Assignment and Security Agreement with GE. NTS retains a first priority interest in the equipment and assigned its interest in the DelDOT lease and right to receive rental payments thereunder to GE.



Note 4 -       Equity Transactions and Debt Conversions:
               During the quarter ended September 30, 2004, all warrants with an expiration date of August 1, 2004 were exercised on a cashless basis. This resulted in Company issuing 136,292 shares of its common stock at conversion prices from $3.98 to $4.28 per share in exchange for 269,856 warrants with exercise prices from $.49 to $2.65 per share. The Company also reclassified $850,000 related to these warrants and $375,000 related to other expired warrants from warrants to additional paid-in capital on the balance sheet.

               Additionally during the quarter, Laurus Master Fund, Ltd. exercised their 140,000 warrants with exercise prices from $1.78 to $2.25 per share on a cashless basis, resulting in the Company issuing 76,466 shares of its common stock at a conversion price of $4.18 per share. Laurus also converted $60,000 due on its convertible note to 17,143 shares of Nestor common stock.

               During the period October 6 through November 3, 2004, Laurus converted their remaining $1,245,000 note balance into 355,714 shares of Nestor common stock.



Note 5 -       Stock Options:
               The Company applies the disclosure only provisions of SFAS No. 123, "Accounting for Stock-based Compensation" and SFAS No. 148, "Accounting for Stock-based Compensation - Transition and
               Disclosure". Had compensation cost for the Company's stock options been determined in accordance with the fair value-based method prescribed under SFAS 123, the Company's net loss and loss per share would have approximated the following pro forma amounts:


                                                   Quarter Ended September 30,      Nine Months Ended September 30,
                                                 ------------------------------     -------------------------------
                                                        2004            2003             2004              2003
                                                        ----            ----             ----                 ----

               Net loss, as reported              $  (868,556)    $  (1,074,532)    $  (2,513,553)   $  (3,298,477)
               Add:  Total stock-based
                 employee compensation
                 expense determined under
                 fair value based method for
                 all awards, net of related
                 tax effects                          (96,800)          (14,210)         (491,380)         (42,305)
                                                  -----------     -------------     -------------    -------------
               Pro forma net loss                 $  (965,356)    $  (1,088,742)    $  (3,004,933)   $  (3,340,782)
               Pro forma net loss per share:
                Basic and diluted                 $      (.05)    $        (.08)    $        (.17)   $        (.26)

               The fair value of stock options used to compute pro forma net loss and net loss per share disclosures was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 1.158; a risk-fee interest rate of 1.6-6.8%; and an expected option holding period of 8 years.

               On June 24, 2004, the Company adopted the 2004 Stock Incentive Plan, which provides for the grant of awards to employees, officers and directors. Subject to adjustments for changes in the Company's common stock and other events, the stock plan is authorized to grant up to 4,500,000 shares, either in the form of options to purchase Nestor common stock or as restricted stock awards.

Note 6 -       Private Placement of Senior Convertible Notes:
               On November 5 and 9, 2004, the Company completed the sale of $6,000,000 aggregate principal amount of its 5% Senior Convertible Notes due October 31, 2007 (the "Senior Convertible Notes") in a private placement. The Senior Convertible Notes are convertible into Nestor common stock at the option of the investors at $5.82 per share and accrue interest at 5% per year. The Company must make quarterly interest-only payments until the Senior Convertible Notes are either paid in full or are converted into common stock. At the option of the holders, all amounts due may be accelerated upon certain events of default, including failures to pay principal or interest when due, breach of covenants that remain uncured after notice, bankruptcy of the Company or certain similar events and defaults under other material credit arrangements.

               The Company may, at its option, redeem the Senior Convertible Notes in whole or in part, at a redemption price of 105% before November 1, 2005, 102.5% before November 1, 2006, and 101% thereafter, plus unpaid interest, upon 30 to 60 days prior written notice. The Company is obligated to offer to repurchase the Senior Convertible Notes at the then-current redemption price in the event of a change in control of the Company or upon the occurrence certain financing events. In connection with the Senior Convertible Notes, the Company issued a warrant to a placement agent for the purchase of 60,000 shares of common stock at $5.21 per share exercisable through October 31, 2009.

               Pursuant to a registration rights agreement between the Company and the investors, the Company has agreed to file a registration statement with the SEC registering the resale of the shares of the Company's common stock underlying the Senior Convertible Notes. Pursuant to the terms of the warrant, the Company has agreed to include the resale of the shares of the Company's common stock underlying the warrant in future registration statements upon the request of such holder.

Note 7 -       Litigation:

               On July 13, 2004, the Company filed a second lawsuit for patent infringement against Redflex Traffic Systems, Inc. but subsequently withdrew this claim without prejudice. In addition, Nestor amended its pending lawsuit against Transol USA, Inc., to assert like claims for patent infringement. Original infringement claims against these Australian-based competitors were filed by Nestor in November 2003, alleging infringement of Nestor's U.S. Patent No. 6,188,329 and reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The additional lawsuit filed against Redflex, and the amended claims asserted against Transol, allege infringement of U.S. Patent No. 6,754,663, issued to Nestor on June 22, 2004. The original lawsuit against Redflex is pending in US District Court, District of Rhode Island. The lawsuit against Transol is pending in US
               District Court, Central District of California. The Company cannot give assurance that we will be successful in either action.

ITEM 2: Management's Discussion and Analysis of Results of Operations and Financial Condition

PROSPECTIVE STATEMENTS

The following discussion includes and incorporates "forward-looking statements" within the meaning of Section 27A of the Securities and Exchange Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this report regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in this section and in Exhibit 99.1.

Readers are cautioned not to place undue reliance on these prospective statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in the Company's other reports filed with the Securities and Exchange Commission.

The Company's expense levels are based in part on its product development efforts and its expectations regarding future revenues and in the short term are generally fixed. Therefore, the Company may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, if anticipated revenues in any quarter do not occur or are delayed, the Company's operating results for the quarter would be disproportionately affected. Operating results also may fluctuate due to factors such as the demand for the Company's products, product life cycles, the development, introduction and acceptance of new products and product enhancements by the Company or its competitors, changes in the mix of distribution channels through which the Company's products are offered, changes in the level of operating expenses, customer order deferrals in anticipation of new products, competitive conditions in the industry and economic conditions generally or in various industry segments.

The Company's quarterly revenues and operating results have varied significantly in the past due to the timing of new customer contracts and approaches installed, and the Company expects such fluctuations to continue for the foreseeable future. Accordingly, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of the Company's future performance. No assurance can be given that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future.



EXECUTIVE SUMMARY

The Company primarily operates through Nestor Traffic Systems, Inc. (NTS), a wholly owned subsidiary. Its leading product is its CrossingGuard video-based red light enforcement system and services. CrossingGuard is marketed, maintained, and distributed through direct sales to states and municipalities in the United States. In August 2004, NTS entered into a distributorship agreement with Vitronic Machine Vision Ltd. for exclusive rights to market and sell PoliScan, a speed enforcement system, throughout the United States, Canada and Mexico, subject to minimum sales goals.

The following is a summary of key performance measurements monitored by management:

                                               Quarter Ended September 30,      Nine Months Ended September 30,
                                             -----------------------------     -------------------------------
                                                 2004             2003               2004             2003
                                                 ----             ----               ----             ----
Financial:
    Revenue                                 $  1,833,000    $    793,000         $  4,484,000    $  1,583,000
    Loss from operations                         908,000         922,000            2,827,000       3,031,000
    Net loss                                     869,000       1,075,000            2,514,000       3,298,000
    Additional investment in
       capitalized systems                       842,000         801,000            1,519,000       1,870,000
    Cash and marketable equity securities                                           2,775,000         647,000
    Working capital (deficit)                                                       1,893,000      (1,159,000)


Number of CrossingGuard Approaches*:                                                      102              70
    Installed and operational
    Planned under existing contracts                                                      127              65
                                                                                  ------------    ------------
    Total installed and planned                                                           229             135


*   At end of period.


The management team focus is to expand the Company's market share in the emerging traffic safety market: The Company plans to expand that market share by:

     o Continuing to aggressively market CrossingGuard video-based red light enforcement systems and services to states and municipalities for red light enforcement and safety

     o    Implementing  a  marketing  program  for  PoliScan  speed  enforcement
          systems  and   services  to  states  and   municipalities   for  speed
          enforcement and safety

     o Enhancing and seeking patents for our traffic safety technology to maintain or improve our position and competitive advantages in the industry

     o    Vigorously   defending  our  patented   technology  from  competitors'
          infringement



CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Nestor, Inc.'s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions (see Note 2 to the Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003). The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment and complexity.

Unbilled contract revenue

Unbilled contract revenue represents revenue earned by the Company in advance of being billable under customer contract terms. Under the terms of some current contracts, the Company cannot bill the municipality until the court has collected the citation fine. Management records unbilled contract revenue in these situations at a net amount, based upon a historical pattern of collections by the courts for the municipalities. The pattern of collections on these citations is continually reviewed and updated by management.

Revenue Recognition

Revenue is derived mainly from the lease of products which incorporate NTS's software and the delivery of services based upon such products. Product license and service fees include software licenses and processing service fees tied to citations issued to red-light violators. NTS provides equipment (either under direct sales or lease agreements), postcontract customer processing and support services, and engineering services. In arrangements that include multiple elements, some of which include software, the total arrangement fee is allocated among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence. Management estimates the percentage of citations that are expected to be collectible and recognizes revenue accordingly. To the extent these estimates are not accurate, the Company's operating results may be significantly and negatively affected.

Long Term Asset Impairment

In assessing the recoverability of the Company's long term assets, management must make assumptions regarding estimated future cash flows, contract renewal options and other factors to determine the fair value. If these estimates change in the future, the Company may be required to record impairment charges that were not previously recorded.


LIQUIDITY AND CAPITAL RESOURCES

Cash Position and Working Capital

The Company had consolidated cash, cash equivalents and marketable equity securities totaling $2,775,000 at September 30, 2004 as compared with $5,410,000 at December 31, 2003. At September 30, 2004, the Company had working capital of $1,893,000 as compared with $3,294,000 at December 31, 2003.

The Company's net worth at September 30, 2004 was $11,482,000, as compared with a net worth of $9,662,000 at December 31, 2003. The increase in net worth is primarily the result of private placement equity transactions and conversion of the Laurus 2003 Note, both in January 2004, offset by the net operating loss reported for the period.

The Company continues to seek additional sources of equity and debt to be prepared for the development of new growth opportunities. On November 5 and 9, 2004, the Company completed the sale of $6,000,000 aggregate principal amount of its 5% Senior Convertible Notes due October 31, 2007.

Future Commitments

For the nine months ended September 30, 2004, the Company invested $1,519,000 in capitalized systems, $348,000 in system costs expensed under sales-type lease accounting for Delaware approaches, and $233,000 in pre-construction mobilization (system) costs for Baltimore, as compared to $1,870,000, $0, and $0 in the same period last year. Management expects that NTS will make future commitments for systems related to its CrossingGuard contracts.

Results of Operations

For the quarter ended September 30, 2004, the Company realized consolidated revenues totaling $1,833,000 and expenses of $2,740,000, which resulted in a consolidated operating loss for the quarter of $908,000. The Company reported a consolidated net loss of $869,000 for the current quarter after recording $39,000 of other income-net. In the corresponding quarter of the prior year, consolidated revenues and expenses totaled $793,000 and $1,715,000, respectively, resulting in net loss of $1,075,000 after application of $153,000 of other expenses.

For the nine month period ended September 30, 2004, the Company realized consolidated revenues totaling $4,484,000 and expenses of $7,311,000, which resulted in a consolidated operating loss for the nine month period of $2,826,000. The Company reported a consolidated net loss of $2,514,000 for the nine month period after gain on extinguishment of debt of $508,000 and other net expenses of $195,000. In the corresponding nine month period of the prior year, consolidated revenues and expenses totaled $1,583,000 and $4,614,000, respectively, producing a loss from operations of $3,031,000, and after contract termination reserve of $125,000 and other net expense of $142,000, the Company reported a net loss of $3,298,000.

Revenues
--------
During the quarter ended September 30, 2004, consolidated revenues increased $1,040,000 (131%) to $1,833,000 from $793,000 in the quarter ended September 30,
2003. This increase is attributable to the installed approach base increasing 46% between the two quarters, the commencement of revenues under our agreement with ACS for the City of Baltimore and $240,000 recorded under sales-type lease accounting for Delaware approaches installed during the current quarter. During the nine months ended September 30, 2004, consolidated revenues increased 183% to $4,484,000 from $1,583,000 in the prior year. This increase is largely attributable to revenue generated as a result of our agreement with ACS for the Baltimore agreement, our sales-type lease arrangement with Delaware and a marked increase in the installed approach base.

Operating Expenses
------------------
Total operating expenses amounted to $2,740,000 in the quarter ended September 30, 2004, an increase of $1,025,000 (60%) from total operating costs of $1,715,000 in the corresponding quarter of the prior year. Operating expenses totaled $7,311,000 in the nine month period ended September 30, 2004, an increase of $2,697,000 (58%) from the $4,614,000 reported for the corresponding period of the prior year. The 2004 operating expenses reflect higher costs required to support the substantial growth of installed approaches and patent lawsuit defense expenses, which began in the fourth quarter of 2003.

Cost of Goods Sold

Cost of goods sold (CGS) totaled $1,037,000 in the quarter ended September 30, 2004 as compared to $443,000 in the prior year quarter. CGS totaled $2,625,000 in the nine month period ended September 30, 2004 as compared to $1,176,000 reported for the corresponding period of the prior year. The 2004 CGS reflects higher amortization and direct support costs resulting from the increase in installed approaches, costs associated with ACS revenue recognized in the current quarter and the cost of Delaware systems installed under sales-type lease accounting.

Engineering and Operations

Costs related to engineering and operations totaled $873,000 in the quarter ended September 30, 2004, as compared to $614,000 in the corresponding quarter of the prior year. During the nine months ended September 30, 2004, engineering costs were $2,464,000 as compared to $1,833,000 in the prior year. These costs include the salaries of field and office personnel as well as operating expenses related to product design, delivery, configuration, maintenance and service. This expense increased in 2004, as there were more customers and installations to support.

Research and Development

Research and development expenses totaled $33,000 in the quarter ended September 30, 2004, as compared with $30,000 in the year-earlier period. During the nine months ended September 30, 2004, research and development costs were $125,000 as compared to $92,000 in the prior year. The cost increase is directly attributable to materials purchased in support of on-going research activities.

Selling and Marketing

Selling and marketing costs totaled $191,000 in the quarter ended September 30, 2004, as compared with $98,000 in the corresponding quarter of the prior year. During the nine months ended September 30, 2004, selling and marketing costs were $496,000 as compared to $267,000 in the prior year. The increase reflects a more aggressive marketing effort, including the cost associated with building a sales force, and use of consultants in targeted areas.

General and Administrative

General and administrative expenses totaled $606,000 in the quarter ended September 30, 2004, as compared with $529,000 in the corresponding quarter of the prior year. The $77,000 increase over last year substantially related to ongoing patent infringement legal expenses, which amounted to $128,000 during the current quarter, offset by reductions in other administrative expenses. General and administrative expenses totaled $1,600,000 in the nine month period ended September 30, 2004, as compared to $1,245,000 in the corresponding period of the prior year. The $355,000 increase over last year again substantially reflects costs of ongoing patent infringement legal expenses, which were $344,000 for the nine months ending September 30, 2004.

Contract Termination Reserve

A significant customer contract in the rail line of business may be terminated by the customer prior to its completion as a result of the Company's 2002 reorganization and decision to focus on CrossingGuard systems and services. The Company accrued $125,000 of estimated contract termination fees for the quarter ended June 30, 2003.

Other Expense - Net
-------------------
Other  income,  net of other  expenses,  totaled  $39,000 in the  quarter  ended
September 30, 2004, as compared with other expense of $152,000 in the corresponding quarter of the prior year, which represents a net reduction of expense of $191,000 (126%). The higher current year quarter includes an unrealized gain of $158,000, a realized loss of $97,000, and dividend income of $15,000, all on marketable equity security positions. The prior year quarter includes interest expense of $84,000 paid to EDS. Other expenses were $195,000 in the nine month period ended September 30, 2004, as compared to $143,000 in the corresponding period of the prior year. The current year includes a realized loss of $96,000, and unrealized loss of $5,000, and dividend income of $30,000, all on marketable equity security positions, and an increase in Laurus note interest of $39,000. The prior year includes $84,000 of interest expense paid to EDS offset by $64,000 of other income derived as a result of a favorable settlement with a vendor.

Loss Per Share
--------------
During the quarter ended September 30, 2004, the Company reported a net loss of $869,000, or ($.05) per share as compared with a net loss of $1,075,000, or ($.08) per share in the corresponding period of the prior year. During the quarter ended September 30, 2004, there were outstanding 18,208,000 basic and diluted shares of common stock as compared with 13,961,000 basic and diluted shares during the corresponding quarter of the previous year. During the nine months ended September 30, 2004, the Company reported a net loss of $2,514,000 and ($.14) per share as compared with a net loss of $3,298,000, or ($.26) per share in the corresponding period of the prior year. During the nine months ended September 30, 2004, there were outstanding 18,092,000 basic and diluted shares of common stock as compared with 12,623,000 basic and diluted shares during the corresponding period of the previous year. The increase in the outstanding shares is primarily the additional shares issued in January 2004 relating  to the  Laurus  and  Silver  Star  note  conversions  and the  private placement equity transactions, together with third quarter 2004 warrant exercises and note conversion.

ITEM 3:  QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK

The Company's marketable equity securities (primarily cash reserves and an insured municipal bond fund), valued at $1,072,000 at September 30, 2004, are exposed to market risk due to changes in U.S. interest rates and fluctuations in foreign currency exchange rates. The primary objective of the Company's investment activities is the preservation of principal while maximizing investment income. The Company's exposure to this risk is moderately high in the short-term. During the third quarter of 2004, the Company realized a net loss of $96,000 on securities sold and has an unrealized loss of $5,000 on securities held at September 30, 2004. The securities are classified as "trading securities" and accordingly are reported at fair value with unrealized gains and losses included in other income (expense).

The Company also has a convertible note payable at prime plus 1.25% that was converted into Nestor common stock on November 3, 2004. Management assessed the exposure to this risk as immaterial.

ITEM 4:  CONTROLS AND PROCEDURES

Nestor, Inc. management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and 15d-15(e) as of September 30, 2004. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of September 30, 2004, the Company's disclosure controls and procedures were effective, in that they provide reasonable assurance that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. No change in the Company's internal control over financial reporting (as defined in Rules
13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the fiscal quarter ended September 30, 2004 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART 2    OTHER INFORMATION



                                  NESTOR, INC.

                         FORM 10 Q - September 30, 2004


Item 1:   Legal Proceedings

          On July 13, 2004, the Company filed a second lawsuit for patent infringement against Redflex Traffic Systems, Inc. but subsequently withdrew this claim without prejudice. In addition, Nestor amended its pending lawsuit against Transol USA, Inc., to assert like claims for patent infringement. Original infringement claims against these Australian-based competitors were filed by Nestor in November 2003, alleging infringement of Nestor's U.S. Patent No. 6,188,329 and reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The additional lawsuit filed against Redflex, and the amended claims asserted against Transol, allege infringement of U.S. Patent No. 6,754,663, issued to Nestor on June 22, 2004. The original lawsuit against Redflex is pending in US District Court, District of Rhode Island. The lawsuit against Transol is pending in US District Court, Central District of California. The Company cannot give assurance that we will be successful in either action.

Item 2:   Changes in Securities - None

Item 3:   Defaults on Senior Securities - None

Item 4:   Submission of Matters to a Vote of Security Holders - None

Item 5:   Other Information - None

Item 6:   Exhibits


          Exhibit
          Number    Description
          -------   -----------

          10.1 Distributorship agreement by and between the Company and Vitronics Machine Vision, Ltd. dated August 17, 2004

          31.1 Certification of principal executive officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended

          31.2 Certification of principal financial officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended

          32        Statement Pursuant to 18 U.S.C. ss.1350

          99.1 Safe Harbor for Forward-Looking Statements Under the Private Securities Litigation Reform Act of 1995

                                    FORM 10-Q


                                  NESTOR, INC.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NESTOR, INC.
                                    (REGISTRANT)

                                    By:       /s/ William B. Danzell
                                        ----------------------------------------
                                         William B. Danzell
                                         President and Chief Executive Officer





DATE: November 15, 2004             By:      /s/ Claire M. Iacobucci
                                          --------------------------------------
                                          Claire M. Iacobucci
                                          Treasurer and Chief Financial Officer

                                                                    EXHIBIT 99.1

RISK FACTORS THAT MAY AFFECT RESULTS

        This Quarterly Report on Form 10-Q and certain other communications made by us contain forward-looking statements, including statements about our growth and future operating results, discovery and development of products, strategic alliances and intellectual property. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use the words "believe," "anticipate," "plan," "expect," "intend," "will" and similar expressions to help identify forward-looking statements. References in this exhibit "we," "us," and "our" refer to Nestor, Inc. and its subsidiaries.

        We cannot assure investors that our assumptions and expectations will prove to have been correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements. Such factors that could cause or contribute to such differences include those factors discussed below. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISKS RELATED TO OUR BUSINESS

We Have A History Of Losses And Expect to Incur Losses In The Future
--------------------------------------------------------------------

        We have a history of net losses. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, our net losses have been approximately $4,890,000, $12,634,000, $1,565,000, $2,995,000 and $837,000, respectively. For the three-month period ended September 30, 2004, our net loss was approximately $868,556. We expect to incur continuing losses for the foreseeable future due to significant engineering, product delivery, marketing and general and administrative expenses, which losses could be substantial. We will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

Almost All of Our Current Revenue Is From A Single Product and Related Services
-------------------------------------------------------------------------------

        Currently, almost all of our revenue is from sales of our CrossingGuard systems, services related to installing and maintaining CrossingGuard systems or processing citations issued by CrossingGuard systems. There can be no assurance that we will be any able to develop other sources of revenue. Because our revenues depend on a single product, any decrease in the market share held by CrossingGuard would have a substantial adverse effect on our business and financial results. If we fail to meet our expectations for the growth in sales of CrossingGuard or if we are not able to develop other sources of revenue, we will not be able to generate the significantly higher revenue that we believe we must generate to achieve profitability.

Our Financial Condition And Results of Operations May Be Adversely Affected If We Are Unable To Secure And Maintain Future Contracts With Government Agencies
------------------------------------------------------------------------------

        Contracts with government agencies account for substantially all of our net revenues. Many of these contracts are subject to annual review and renewal by the agencies, and may be terminated at any time on short notice. Each government contract, option and extension is only valid if the agency appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to government agencies in any given future period. If government agencies fail to renew or if they terminate any of these contracts, it would adversely affect our business and results of operations.

We Face Substantial Competition, Which May Result In Others Developing Products And Services More Successfully Than We Do
-------------------------------------------------------------------------------

        Many other companies offer products that are directly competitive with CrossingGuard and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered and/or citation-processing experience. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. One of our competitors, ACS, offers state and local governments solutions to a wide variety of data processing issues and may have a competitive advantage because of the scope of its relationship with, and the volume of transactions it conducts for, a particular government. It is also possible that new competitors may emerge and acquire market share. If we are not successful in protecting our patents, we would lose a competitive advantage. See "-- If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

The Failure Of Governments To Authorize Automated Traffic Safety Enforcement May Hinder Our Growth And Harm Our Business
--------------------------------------------------------------------------------

        To date, sixteen states and the District of Columbia authorize some use of automated red light enforcement or allow municipalities to elect to do so under home rule laws. It is uncertain at this time which additional states, if any, will authorize the use of automated red light enforcement or if there will be other changes in the states that currently allow the practice. If additional states do not authorize the use of automated red light enforcement, our opportunities to generate additional revenue from the sale of CrossingGuard systems and related services will be limited. We could be subject to differing and inconsistent laws and regulations with respect to CrossingGuard. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the sixteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

        The market for automated speed enforcement products in the United States is very limited. Approximately eleven states and the District of Columbia have legislation authorizing some use of automated speed enforcement or allow municipalities to elect to do so under home rule laws. Some of these states authorize automated speed enforcement only in limited circumstances such as school or work zones. If additional states do not authorize automated speed enforcement, our opportunities to generate additional revenue from the sale of automated speed enforcement systems and related services will be limited.

Our Financial Results Will Depend Significantly On Our Ability To Continually Develop Our Products And Technologies
--------------------------------------------------------------------------------

        The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development and engineering will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

o    proper product definition;

o    timely completion and introduction of enhanced product designs;

o the ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;

o    the quality of our products and technologies;

o product and technology performance as compared to competitors' products and technologies;

o    market acceptance of our products; and

o    competitive pricing of products, services and technologies.

        We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

We May Need Additional Financing, Which May Be Difficult To Obtain And May Restrict Our Operations And Dilute Your Ownership Interest
--------------------------------------------------------------------------------

        We may need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

        The covenants in our outstanding 5% Senior Convertible Notes limit our ability to raise additional debt. If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

Fluctuations In Our Results Of Operations Make It Difficult To Predict Our Future Performance And May Result In Volatility In The Market Price Of Our Common Stock
--------------------------------------------------------------------------------

        Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

o       costs related to customization of our products and services;

o the planned expansion of our operations, including opening new offices, hiring new personnel, and the amount and timing of expenditures related to this expansion;

o announcements or introductions of new products and services by our competitors;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o       software defects and other product quality problems;

o the discretionary nature of our clients' purchasing and budgetary cycles;

o the varying size, timing and contractual terms of orders for our products and services; and

o       the mix of revenue from our products and services.

Our Sales Cycles Vary Significantly Which Makes It Difficult To Plan Our Expenses And Forecast Our Results
--------------------------------------------------------------------------------

        Our sales cycles typically range from six to twelve months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

o    the complex nature of our products and services;

o    the failure of the  jurisdiction to adopt  legislation  enabling the use of
     automated  traffic  safety  enforcement   systems  or  political  or  legal
     challenges to existing legislation;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o    our clients' budget cycles;

o the selection, award and contracting processes at municipalities and other government entities;

o    our clients' internal evaluation and approval requirements; and

o our clients' delays in issuing requests for proposals or in awarding contracts because of announcements or planned introductions of new products or services by our competitors.

        Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large clients, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large client, it could harm our ability to meet our forecasts for a given quarter.

If We Lose Our Key Personnel Or Are Unable To Attract And Retain Additional Personnel, Our Operations Would Be Disrupted And Our Business Would Be Harmed
--------------------------------------------------------------------------------

        We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

Our Products Might Not Achieve Market Acceptance
--------------------------------------------------------------------------------

        The market for our products is still emerging. The rate at which state and local government bodies have adopted CrossingGuard has varied significantly by market, and we expect to continue to experience variations in the degree to which CrossingGuard is accepted. To date, no state or local government bodies in our market area have adopted our speed enforcement products. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

o the failure of prospective customers to conclude that our products are valuable and should be acquired and used;

o the failure of additional states to adopt legislation enabling the use of automated traffic safety enforcement systems;

o the novelty of automated enforcement in many jurisdictions and a lack of familiarity with automated enforcement systems on the part of legislative, executive and judicial bodies and the public;

o the reluctance of our prospective customers to replace their existing solutions with our products;

o    marketing efforts of our competitors; and

o the emergence of new technologies that could cause our products to be less competitive or obsolete.

        Because automated traffic enforcement in the United States is still in an early stage of development, we cannot accurately predict how large the market will become, and we have limited insight into trends that may emerge and affect our business. For example, without knowing how commonplace automated enforcement will become, we may have difficulties in predicting the competitive environment that will develop.

Our Intellectual Property Might Not Be Protectible
--------------------------------------------------------------------------------

        We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Were we to conduct international activities, our exposure to unauthorized copying and use of our products and proprietary information would increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to our products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to our business and, even if such a search were conducted, all patents applicable to the business might not be located.

If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage
--------------------------------------------------------------------------------

        On November 6, 2003, we filed a complaint in the United States District Court for Rhode Island against Redflex Traffic Systems Inc., alleging that Redflex's automated red light enforcement systems infringe our US Patent No. 6,188,329. On November 25, 2003, we filed a complaint in the United States District Court for the District of Central California against Transol USA, Inc., alleging that Transol's automated red light enforcement systems infringe that patent. We were denied a preliminary injunction in the Transol litigation, in part because the court determined that we had not shown a likelihood of success on our claim that Transol's product infringes our patent. We subsequently filed additional claims alleging that Transol and Redflex have also infringed our US Patent No. 6,754,663, but have withdrawn that claim with respect to Redflex. We cannot give assurance that we will succeed in either action. If we are unsuccessful in either action, it will be because either our one or both patents are invalidated or because our competitors' products do not infringe our patents. Were one or more of our patents invalidated, our competitors will be able to offer the technology that those patents describe and we would lose the competitive advantage of being the exclusive source of products using that technology. Were our competitors' products to be found to be non-infringing, our competitors would be able to continue to market products that are similar to ours and we would lose some of the competitive advantages that we believe our products enjoy.

We Are At Risk Of Claims That Our Products Or Services Infringe The Proprietary Rights Of Others
--------------------------------------------------------------------------------

        Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses to infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be adversely affected. As the number of software products increase and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

If We Are Unable To Safeguard The Integrity, Security And Privacy Of Our Data Or Our Clients' Data, Our Revenue May Decline, Our Business Could Be Disrupted And We May Be Sued
--------------------------------------------------------------------------------

        We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

We May Make Acquisitions, Which Could Divert Management's Attention, Cause Ownership Dilution To Our Stockholders And Be Difficult To Integrate
--------------------------------------------------------------------------------

        We have expanded and may seek to continue to expand our operations through the acquisition of additional businesses that complement our core skills and have the potential to increase our overall value. Our future growth may depend, in part, upon the continued success of our acquisitions. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

o acquired businesses may not achieve anticipated revenues, earnings or cash flow;

o integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from ours;

o potential dilutive effect on our stockholders from continued issuance of common stock as consideration for acquisitions;

o adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

o competing with other companies, many of which have greater financial and other resources to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms; and

o disruption of our existing business, distraction of management and other resources and difficulty in maintaining our current business standards, controls and procedures.

The Failure Of Our Suppliers To Deliver Components, Equipment And Materials In Sufficient Quantities And In A Timely Manner Could Adversely Affect Our Business
--------------------------------------------------------------------------------

        Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on customer satisfaction and on our revenues and results of operations.

We Are Subject To Potential Product Liability Claims That Could Result In Costly And Time-Consuming Litigation
--------------------------------------------------------------------------------

        Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.



RISKS RELATED TO OUR COMMON STOCK

Our Common Stock Price Is Volatile And May Decline In The Future
--------------------------------------------------------------------------------

        The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for stockholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

Our Board Of Directors Can, Without Stockholder Approval, Cause Preferred Stock To Be Issued On Terms That Adversely Affect Common Stockholders
--------------------------------------------------------------------------------

        Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

Our Directors, Officers And Principal Stockholders Exercise Significant Control Over Our Business And Affairs, Including the Approval of Change in Control Transactions
--------------------------------------------------------------------------------

        Our directors, officers, and principal stockholders who own more than 5% of the outstanding common stock, and entities affiliated with them, beneficially own approximately 53% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

        In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

We Have Not Paid, And Do Not Intend To Pay, Dividends And Therefore, Unless Our Common Stock Appreciates In Value, Our Investors May Not Benefit From Holding Our Common Stock
--------------------------------------------------------------------------------

        We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

The Price Of Our Common Stock May Decline Because A Substantial Amount Of Our Common Stock Is Available For Trading In The Public
--------------------------------------------------------------------------------

        Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. The stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. We also have issued options, warrants and convertible securities which can be exercised for, or converted to, shares of common stock, many of which would be freely tradable without restrictions or further registration under the Securities Act of 1933.

        There  were   approximately   18,673,498  shares  of  our  common  stock
outstanding as of November 9, 2004, of which 8,912,632 were freely tradable without restrictions or further registration under the Securities Act of 1933.

        As of November 9, 2004, we have issued and outstanding warrants and options to purchase up to 3,075,495 shares of our common stock, preferred stock convertible into 18,000 shares of our common stock and debt convertible into 1,030,927 shares of our common stock. The exercise of such warrants and options and conversion of convertible securities may dilute the interests of all stockholders. Possible future resale of such warrants and options or conversion of such convertible securities could adversely affect the prevailing market price of our common stock.

Our Common Stock Trades On The OTC Bulletin Board And Is Subject To The SEC's "Penny Stock" Rules
--------------------------------------------------------------------------------

        Our stockholders may find it difficult to buy, sell and obtain pricing information about, as well as news coverage of, our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and its ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for stockholders to sell their shares. Our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934 if its price is less than $5.00 per share. The last reported sale price on November 9, 2004 was $6.40.

        The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

o send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.



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



        These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.



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